EXHIBIT 4.1

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                            BLOCK DRUG COMPANY, INC.

         Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Certificate of Incorporation:

         FIRST:  The name of the corporation is:

                            BLOCK DRUG COMPANY, INC.

         SECOND: The purposes for which this corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business. Corporation Act.

         THIRD: The total authorized capital stock of the corporation shall consist of Forty-Five Million (45,000,000) shares, divided into the following classes:

                  (i) Fifteen Million (15,000,000) shares of Class A Common Stock with a par value of Ten Cents ($.10) per share; and

                  (ii) Thirty Million (30,000,000) shares of Class B Common Stock, with a par value of Ten Cents ($.10) per share.

         The relative rights, preferences and limitations of the two classes of capital stock which the corporation is authorized to issue, are as follows:

                  A. Voting. Except as otherwise expressly provided by the laws of the State of New Jersey, the holders of the Class A Common Stock shall possess no voting power and shall not have the right to participate in any meeting of the shareholders or to receive notice thereof, and the holders of the Class B Common Stock shall exclusively possess the voting power of the shareholders of the corporation.

                  B. Dividends - Dividends may be declared and paid upon or set aside for the Class B Common Stock, as and when declared by the Board of Directors, out of any assets available for the payment of dividends pursuant to the laws of the State of New Jersey; Provided, However, that no dividends may be declared and paid upon or set aside for the Class B Common Stock unless a dividend is, at the same time, declared and paid upon or set aside for the Class A Common Stock in



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         an amount per share at least equal to the per share dividend upon the
         Class B Common Stock. Dividends may be declared and paid upon or set aside for the Class A Common Stock, as and when declared by the Board of Directors, out of any assets available for the payment of dividends pursuant to the laws of the State of New Jersey, although no dividend is, at that time, declared and paid upon or set aside for the Class B Common Stock.

                  C. Issuance of Shares - Class A Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors, without shareholder approval. Class B Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors; Provided, However; that no action of the Board of Directors authorizing the issuance of shares of Class B Common Stock shall be effective and binding upon the corporation unless approved by the holders of at least two-thirds (2/3) of the shares of Class B Common Stock at that time issued and outstanding. The Company shall not subdivide or combine, or issue securities as a dividend or distribution on, the outstanding shares of either class of Common Stock of the Corporation unless a substantially equivalent subdivision, combination, dividend or distribution of securities is made with respect to the outstanding shares of the other class of Common Stock, so that the relative rights and interests of the holders of each of such classes are not adversely affected.

                  D. Conversion - Class A Common Stock shall be convertible into Class B Common Stock, at the conversion ratio hereinafter provided at the option of the corporation, which option shall be exercised by the Board of Directors; Provided, However, that no action of the Board of Directors authorizing the conversion of the Class A Common Stock shall be effective and binding upon the Corporation unless approved by the holders of at least two-thirds (2/3) of the shares of Class B Common Stock at that time issued and outstanding; and Provided also, that any such conversion shall be of all, and not less than all, of the shares of Class A Common Stock at the time issued and outstanding.

                  The conversion ratio shall be one (1) share of Class B Common Stock for each share of Class A Common Stock issued and outstanding; Provided, However, that in the event of a stock dividend, stock split, or other capital reorganization or reclassification of the Class A Common Stock or Class B Common Stock, or in the event of a merger or consolidation of the corporation (by sale of all or substantially all of its assets or otherwise) with and into another company, each share of



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         Class A Common Stock shall be convertible into that number of shares of
         Class B Common Stock, or other securities or property resulting from such reorganization, reclassification, merger or consolidation, as the case may be, which would be issuable had the Class A Common Stock been converted to Class B Common Stock immediately prior to such reorganization, reclassification, merger or consolidation.

                  In the event of the conversion of the Class A Common Stock into Class B Common Stock, as herein provided, notice of the conversion shall be given by the corporation to every holder of record of the Class A Common Stock by mailing the notice to such holders at their respective addresses, as the same shall appear on the stock transfer books of the corporation, not less than thirty (30) days nor more than sixty (60) days prior to the date designated in such notice as the conversion date. Such notice shall state that the Class A Common Stock shall be converted into Class B Common Stock at the aforementioned conversion ratio, and on the date specified in said notice, upon the surrender, at the place designated in said notice, of certificates representing the shares of Class A Common Stock to be converted, properly endorsed in blank for transfer or accompanied by proper instrument of assignment or transfer in blank and bearing all necessary transfer tax stamps thereto affixed and cancelled. On and after the date specified in said notice, each holder of the Class A Common Stock shall be entitled, upon presentation and surrender, at the place designated in such notice, of the certificates representing shares of Class A Common Stock held by him, properly endorsed in blank for transfer or accompanied by proper instrument of assignment or transfer in blank, and bearing thereto affixed and cancelled all transfer tax stamps required under applicable laws or regulations, to receive from the corporation, as soon thereafter as practicable, a certificate or certificates issued to said holder, or in accordance with his written order, representing the number of shares of Class B Common Stock issuable upon the conversion of such Class A Common Stock. All shares of Class A Common Stock shall be deemed to have been convened on the conversion date specified in said notice, whether or not said shares have been presented and surrendered for conversion; and the holders of shares of Class A Common Stock shall, from and after the conversion date, be deemed holders of the number of shares of Class B Common Stock issuable upon said conversion, notwithstanding any delay in the delivery of the certificate or certificates for shares of Class B Common Stock.

                  E. Liquidation or Dissolution -- In the event of any liquidation, dissolution or winding up of the corporation, whether



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         voluntary or involuntary, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled, after the debts of the corporation shall have been paid, to receive the remaining assets and funds of the corporation, share and share alike, ratably according to the number of shares held. The consolidation or merger of this corporation with any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph.

         FOURTH: The directors shall have the power, without the consent of the shareholders, to make, revoke and alter by-laws of the corporation.

         FIFTH: One or more or all the directors may be removed, with or without cause, by the affirmative vote of the majority of the votes cast by holders of shares entitled to vote for the election of directors.

         The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

         SIXTH: The address of this corporation's current registered agent is 257 Cornelison Avenue, Jersey City, New Jersey 07302, and the name of the corporation's current registered agent at such address is JOHN E. PETERS.

         SEVENTH: The number of directors constituting the corporation's current Board of Directors in fourteen (14). The names and addresses of the persons currently serving as said director are set forth below:

                  NAME                          ADDRESS
                  ----                          -------

         Leonard Block......................... 257 Cornelison Avenue
         ...................................... Jersey City, New Jersey 07302

         James A. Block........................ 257 Cornelison Avenue
         ...................................... Jersey City, New Jersey  07302

         Thomas R. Block....................... 257 Cornelison Avenue
         ...................................... Jersey City, New Jersey 07302

         Michael C. Alfano, D.M.D., Ph.D.       257 Cornelison Avenue
         ...................................... Jersey City, New Jersey 07302




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         Alfred E. Brown, Ph.D.................. Somerset House II
                                                 5610 Wisconsin Avenue
                                                 Chevy Chase, Maryland 20815

         Peggy B. Danziger...................... 257 Cornelison Avenue
                                                 Jersey City, New Jersey 07302

         William T. Golden...................... 40 Wall Street
                                                 Room 4201
                                                 New York, New York 10005

         Melvin Kopp............................ 257 Cornelison Avenue
                                                 Jersey City, New Jersey 07302

         Donald H. LeSieur...................... 257 Cornelison Avenue
                                                 Jersey City, New Jersey 07302

         Peter C. Mann.......................... 257 Cornelison Avenue
                                                 Jersey City, New Jersey 07302

         John E. Peters......................... 257 Cornelison Avenue
         ....................................... Jersey City, New Jersey 07302

         Peter J. Repetti....................... 80 Falmouth Street
                                                 Short Hills, New Jersey 07078

         Susan B. Stearns....................... 257 Cornelison Avenue
                                                 Jersey City, New Jersey 07302

         Mary C. Tanner......................... Lehman Brothers, Inc.
                                                 3 World Financial Center
                                                 New York, New York 10285

         EIGHTH: Except for actions required or permitted to be taken at a meeting of shareholders by Chapter 10 of the New Jersey Business Corporation Act, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting upon the written consent of less than all the shareholders entitled to vote thereon if the shareholders who so consent would be entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present.

         NINTH: The corporation shall indemnify any director, officer, employee or agent of the corporation to the full extent permitted under the laws



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of the State of New Jersey, as the same shall be in effect at the time that the act giving rise to the claim for indemnification is committed.

         TENTH: To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, directors and officers of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except that the provisions of this Paragraph Tenth shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit.

         This Amended and Restated Certificate of Incorporation was executed on behalf of the corporation this 30th day of October, 1990.


                                                       /s/   JOHN E. PETERS
                                                       Senior Vice President
                                                   General Counsel and Secretary




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                                   CERTIFICATE

                         (PURSUANT TO NJSA 14A:9-5 (5))

         A.  The name of the corporation is BLOCK DRUG COMPANY, INC.

         B. The Amended and Restated Certificate of Incorporation to which this certificate is attached was approved by the Board of Directors and adopted by the Shareholders on October 30, 1990.

         C. On the date of adoption of the Amended and Restated Certificate of Incorporation, the following shares of authorized capital stock were outstanding, entitled to vote thereon, by class or otherwise, and did vote in favor of the adoption of the Amended and Restated Certificate of Incorporation:

                                                                          VOTED
        CLASS                   OUT-        ENTITLED     VOTED FOR       AGAINST
      DESIGNATION             STANDING       TO VOTE     ADOPTION       ADOPTION
      -----------             --------      --------     ---------     ---------

Class B Common Stock
  ($.10 par value)........... 7,704,400     7,704,400    7,704,400         -0-

         D. The following amendments to the Certificate of Incorporation were adopted as a result of the adoption of the Amended and Restated Certificate of Incorporation.

             1. Paragraph THIRD of the Certificate of Incorporation was amended increasing the number of shares authorized to be issued to Forty-Five million (45,000,000) shares.

             2. Paragraph SIXTH of the Certificate of Incorporation was amended changing the name of the corporation's current registered agent to John E. Peters.

             3. Paragraph SEVENTH of the Certificate of Incorporation was amended increasing the number of Directors constituting the corporation's current Board of Directors.

             4. A new Paragraph TENTH has been added.




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         This Certificate was executed on behalf of BLOCK DRUG COMPANY,
INC. this 30th day of October, 1990.


                                       BLOCK DRUG COMPANY, INC.



                                       By  /s/  JOHN E. PETERS
                                                --------------------------------
                                                JOHN E. PETERS
                                              Senior Vice President
                                              General Counsel and Secretary




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